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EXHIBIT 23.1

August 31, 2004

Shareholders and Board of Directors
Stewart & Stevenson Services, Inc.

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8, dated September 1, 2004) pertaining to the Stewart & Stevenson Services, Inc. Amended and Restated 1996 Director Stock Plan As Amended of our report dated March 29, 2004 with respect to the consolidated financial statements of Stewart & Stevenson Services, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

                      /S/ ERNST & YOUNG LLP

Houston, Texas

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  EXHIBIT 23.1